Exhibit 99.2

CIRRUS LOGIC, INC. May 2, 2018 Letter to Shareholders Q4 FY18 800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

May 2, 2018

Dear Shareholders,

Cirrus Logic delivered revenue of $1.5 billion in FY18, GAAP operating profit of 17 percent and non-GAAP operating profit of 23 percent. GAAP and non-GAAP EPS for the full fiscal year were $2.46 and $4.27, respectively. Revenue for the year was below our expectations due to lower than anticipated smartphone unit volumes. In Q4, we reported GAAP EPS of $0.19 and non-GAAP EPS of $0.51 on revenue of $303.2 million. Revenue for the quarter was at the low end of guidance as a result of weaker than expected sales of portable audio products targeting smartphones. Although our revenue results are disappointing, we executed on a number of strategic initiatives in FY18 that we believe will enable Cirrus Logic to capitalize on the growing demand for audio and voice components in the future. This past year, we expanded our product portfolio to span a more diverse range of solutions for flagship and mid-tier devices and continued to increase our penetration of the Android market with new and existing customers. The company also introduced innovative new technologies that we believe will drive meaningful growth opportunities in both existing and new adjacent markets, including our 28-nanometer voice biometrics component and 55-nanometer audio and haptic boosted amplifiers. With a robust product portfolio, compelling roadmap and exceptional engineering, marketing and operations teams, we are confident in the company's ability to continue to be a leading supplier of audio and voice components in the coming years.

Figure A: Cirrus Logic Q4 FY18 and Full Year FY18 GAAP to Non-GAAP Reconciliation

Q4 FY18

	GAAP	Other	Non-GAAP
Revenue	**$303.2**		**$303.2**
Gross Profit	**$152.6**	**$0.4**	$153.0
Gross Margin	**50.3%**		**50.5%**
Operating Expense	$131.9	($25.1)	$106.8
Operating Income	**$20.8**	**$25.5**	**$46.3**
Operating Profit	**7%**		**15%**
Other Income / (Expense)	$1.2		$1.2
Income Tax Expense	$10.0	$4.5	$14.5
Net Income	**$12.0**	**$21.0**	**$33.0**
Diluted EPS	**$0.19**	**$0.33**	**$0.51**

FY18

	GAAP	Other	Non-GAAP
Revenue	**$1,532.2**		**$1,532.2**
Gross Profit	**$760.7**	**$1.5**	$762.2
Gross Margin	**49.6%**		**49.7%**
Operating Expense	$498.2	($90.9)	$407.3
Operating Income	**$262.5**	**$92.4**	**$354.9**
Operating Profit	**17%**		**23%**
Other Income / (Expense)	$2.6		$2.6
Income Tax Expense	$103.1	($27.3)	$75.8
Net Income	**$162.0**	**$119.7**	**$281.7**
Diluted EPS	**$2.46**	**$1.82**	**$4.27**

*Complete GAAP to Non-GAAP reconciliations available on page 14

$ millions, except EPS

2

Revenue and Gross Margins Cirrus Logic reported revenue of $1.5 billion in FY18, down slightly from the prior year. Revenue for the fourth quarter was $303.2 million, down 37 percent sequentially and 8 percent year over year. As previously disclosed, the company anticipated revenue for the year to be impacted by the sale of lower ASP components at a key Android OEM and ASP reductions on certain other portable audio products. In addition, sales for the full fiscal year and quarter were lower than we originally anticipated due to the impact of reduced smartphone unit volumes in the back half of the year. One customer contributed 79 percent of sales for the quarter. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. In the June quarter, we expect revenue to range from $210 million to $250 million, down 24 percent sequentially and 28 percent year over year at the midpoint. Guidance for the quarter reflects continued weakness in demand for portable audio products targeting the smartphone market. Based on our current visibility and the weaker than anticipated outlook for Q1 FY19, we now expect revenue for the full fiscal year to be down approximately 10 percent year over year. Nonetheless, with a solid **Change $232 $259 $429 $523 $328 $321 $426 $483 $303 $230* Q4/FY16 Q1/FY17 Q2/FY17 Q3/FY17 Q4/FY17 Q1/FY18 Q2/FY18 Q3/FY18 Q4/FY18 Q1/FY19 *Midpoint of guidance as of May 2, 2018 Figure C: Cirrus Logic Revenue Q4 FY16 to Q1 FY19 (M) Figure B: Cirrus Logic Revenue FY13 to FY18 (M) $810 $714 $917 $1,169 $1,539 $1,532 FY13 FY14 FY15 FY16 FY17 FY18 14% CAGR

product roadmap and meaningful customer engagements, including expectations for content gains and new design wins, we continue to anticipate a return to year-over-year revenue growth in FY20. We remain optimistic about our future and believe the company will continue to be a leading supplier of innovative audio and voice products in the coming years. FY18 GAAP gross margins were 49.6 percent,  compared to 49.2 percent in FY17. Non-GAAP gross margins for the full fiscal year were 49.7 percent, versus 49.3 percent the prior year. The slight uptick in gross margin was primarily driven by supply chain efficiencies. GAAP gross margins in the March quarter were 50.3 percent, compared to 48.7 percent in Q3 FY18. Non-GAAP gross margins in Q4 FY18 were 50.5 percent, versus 48.8 percent in the prior quarter. The sequential increase in gross margin reflects a shift in product mix and supply chain efficiencies. In the June quarter, gross margin is expected to range from 48 percent to 50 percent. Operating Profit, Earnings and Cash For the fiscal year, Cirrus Logic delivered GAAP operating profit of approximately 17 percent, compared to 21 percent the prior year. On a non-GAAP basis, operating profit was 23 percent, down from 26 percent in FY17. GAAP and non-GAAP operating expense for fiscal year 2018 was $498.2 million and $407.3 million, respectively. GAAP operating expense included approximately $47.3 million in share-based compensation and $48.1 million in amortization of acquired intangibles. GAAP operating expense in FY17 was $440.8 million, including approximately $38.5 million in share-based compensation and $33.3 million in amortization of acquired intangibles. Non-GAAP operating expense for the prior year was $362.7 million. Figure D: Primary Drivers of FY18 Operating Expense Y/Y Headcount and other employee related expenses Amortization of acquisition intangibles* Product development (including tape outs and contract labor) Share-based compensation* Facilities and infrastructure-related expenses associated with increased headcount Variable compensation *Excluded from non-GAAP operating expense

Operating profit for the fourth quarter was approximately 7 percent GAAP and 15 percent non- GAAP. GAAP operating expense was $131.9 million, up $281 thousand sequentially and $12.3 million year over year. GAAP operating expense included $12.1 million in share-based compensation and $13.3 million in amortization of acquired intangibles. Non-GAAP operating expense was $106.8 million, down $1.1 million sequentially and up $15.9 million year over year. The primary drivers of the full fiscal year and quarterly GAAP and non-GAAP operating expense are detailed in Figures D and E. In the June quarter, GAAP R&D and SG&A expenses should range from $133 million to $139 million, including roughly $13 million in share-based compensation and $13 million in amortization of acquired intangibles. Guidance reflects an increase in product development expense due to a large number of tape outs and higher employee costs associated with headcount. For the remainder of FY19, we anticipate quarterly operating expenses will be relatively flat with the midpoint of our Q1 guidance. We expect to manage expenses prudently as we balance our long-term profitability goals with the necessary increased investment in certain important R&D projects that Figure F: Cirrus Logic GAAP R&D and SG&A Expenses/Headcount Q4 FY16 to Q1 FY19 1,291 1,336 1,379 1,406 1,444 1,467 1,529 1,568 1,596 0 10 20 30 40 50 60 70 80 90 100 110 120 130 140 Q4/FY16 Q1/FY17 Q2/FY17 Q3/FY17 Q4/FY17 Q1/FY18 Q2/FY18 Q3/FY18 Q4/FY18 Q1/FY19 Expense* SG&A R&D Headcount $M *Reflects midpoint of combined R&D and SG&A guidance as of May 2, 2018 Figure E: Primary Drivers of Q4 FY18 Operating   Expense Q/Q Y/Y Amortization of acquisition intangibles* Headcount and other employee related expenses Headcount and other employee related expenses Product development (including tape outs and contract labor) Facilities and infrastructure-related expenses associated with increased headcount Amortization of acquisition intangibles* Variable compensation Facilities and infrastructure-related expenses associated with increased headcount R&D expenditure credit Share-based compensation* Variable compensation R&D expenditure credit *Excluded from non-GAAP operating expense we expect to drive future growth opportunities. Longer term, we remain committed to our target operating profit model in the mid-20 percent range. Our total headcount exiting Q4 was 1,596. FY18 GAAP earnings per share were $2.46, compared to $3.92 the prior year. GAAP earnings per share for the fiscal year include approximately $60.1 million of discrete items related to U.S. tax reform. Non-GAAP earnings per share for the full fiscal year were $4.27, versus $4.49 in FY17. GAAP earnings per share for the March quarter were $0.19, compared to $0.52 the prior quarter and $0.52 in Q4 FY17. GAAP earnings per share for the quarter include approximately $2.1 million of discrete items related to U.S. tax reform. Non-GAAP earnings per share were $0.51, versus $1.59 in Q3 FY18 and $0.85 in Q4 FY17. Our ending cash balance in the March quarter was approximately $435 million, up from $413 million the prior quarter. Cash from operations was approximately $318.3 million for the full fiscal year and $105.3 million for the quarter. In FY18, the company used $175.8 million to repurchase 3.4 million shares at an average price of $51.86 and paid off the remaining $60 million in debt on the balance sheet. In the March quarter, we used roughly $60.2 million to repurchase 1.4 million shares at an average price of $42.20. The company utilized the remaining funds in the October 2015 share repurchase program and has $200 million remaining in the January 2018 authorization. We will continue to evaluate potential uses of cash, including acquisitions and the repurchase of shares. Net interest income is currently expected to be slightly above $1 million in Q1 FY19. Taxes and Inventory GAAP tax expense for FY18 was $103.1 million, resulting in an effective tax rate of 39 percent. Non-GAAP tax expense and the effective tax rate for the full fiscal year were approximately $75.9 million and 21 percent, respectively. FY18 non-GAAP tax expense excludes approximately $60.1 million of discrete items related to U.S. tax reform, partially offset by the tax effect of higher non-GAAP income in various jurisdictions. GAAP tax expense for the March quarter was approximately $10 million, resulting in an effective tax rate of 45 percent. Non-GAAP tax expense and the effective tax rate for the quarter were approximately $14.5 million and 31 percent, respectively. Non-GAAP tax expense for the quarter excludes approximately $2.1 million of discrete items related to U.S. tax reform, partially offset by the tax effect of higher non-GAAP income in various jurisdictions. Based on our current visibility and taking into account the uncertainties surrounding the recently enacted U.S. tax reform legislation, we currently estimate that our worldwide non-GAAP effective tax rate in FY19 will range from 16 percent to 18 percent. Q4 inventory was $205.8 million, up from $193 million the prior quarter. The increase in inventory reflects continued softness in sales during the quarter. Inventory is expected to decrease in the June quarter. Company Strategy In FY18, Cirrus Logic made several meaningful technological advancements that we believe are essential for the company’s future success. We began sampling our first 28-nanometer voice biometrics component and started shipping our 55-nanometer boosted amplifier with integrated DSP targeting the audio and haptic markets. In addition to these technology milestones, the company has been focused on growing our presence in the Android market, where interest in providing consumers a differentiated user experience is driving demand for a variety of audio and voice components. With a comprehensive portfolio of smart codecs, boosted amplifiers, hi-fi DACs and MEMS microphones that span a wide range of performance and cost requirements, the company increased our penetration of flagship and mid-tier smartphones and expanded our presence in digital headsets in FY18. With robust design activity across our portfolio, new devices utilizing our innovative products should be introduced throughout the year with both new and existing customers. Further, we expect to tape out a variety of new products over the next several quarters that will help position the company for growth in the coming years. We are delighted with this past year’s success within our boosted amplifier product line. The desire to deliver louder, higher quality sound output across flagship and mid-tier smartphones has generated meaningful demand for audio amplifiers. Cirrus Logic introduced our first 55- nanometer boosted amplifier with integrated DSP in Q2 FY18. This sophisticated product enables a range of audio functionality across various price points while delivering a compelling user experience. Customer response has been very positive as our new amplifier significantly reduces required board area, has integrated ultra-low power DSP capability and improves the audio output. We are pleased to have design wins with many of the largest smartphone OEMs in the world, including our first high-volume socket in a mid-tier platform at a key Android account. Initial shipments with this customer have begun and are expected to accelerate as we move throughout the quarter. We are also excited to ramp another new flagship boosted amplifier over the coming quarters and have several new chips in development that target larger form factor, multi-speaker applications. With an extensive portfolio of boosted amplifiers, a solid pipeline of design wins in mid-tier and flagship smartphones and a growing customer base, we believe the company will continue to gain market share in audio amplifiers over the next 12-18 months. The ability to leverage our audio amplifier technology into the adjacent haptics market has significantly increased the size of Cirrus Logic’s serviceable market. Driven by the desire to remove mechanical buttons without compromising the tactile feedback and user experience, Android OEMs are in the early stages of transitioning toward using high-voltage boosted amplifiers to drive haptics and force sensing in smartphones. We continued to gain momentum with this product line in the March quarter and are actively designing with a variety of Android OEMs. We are pleased to have secured our lead design win with the first-generation haptics product, which is expected to begin shipping later this year, and we are engaging with customers on our second-generation component. We will continue to develop this product line in the June quarter as we tape out a new ultra-low power haptic device optimized for always-on applications. We believe Cirrus Logic is in a strong position in this emerging market given our ability to provide components across product tiers, coupled with software solutions that enable OEMs to customize the user’s tactile experience and protect components from damage. Cirrus Logic’s digital headset business has been highly successful since its launch in CY16, shipping over 765 million components into wired and wireless headsets and adaptors. While we continue to focus on diversifying our customer base, we are excited to be enabling continuously adaptive ANC in retail headsets with the two largest smartphone OEMs in the world. Over the past year, our engineering and technical marketing teams have broadened the product portfolio to address a wider range of functionality and price specifications, including our first hi-fi audio codec with an integrated USB interface for USB-C digital headsets. More recently, we began sampling our latest generation continuously adaptive ANC smart codec that builds on this USB technology and adds new compelling voice features. Design activity is healthy and we have multiple customer engagements for both wired and wireless digital headsets and adaptors that are targeting inbox and accessory products. As we move throughout the year we expect more products utilizing Cirrus Logic technology to be introduced. While broad-based adoption of digital headsets in the highly fragmented Android market was slower than anticipated in FY18, we are encouraged as more OEMs are transitioning to USB-C and removing the 3.5-millimeter jack from certain models. We remain optimistic that the transition to digital will continue and we are committed to our investment in this market as we believe it will drive meaningful opportunities over the next 5 years. The company is also continuing to invest in new and emerging markets such as voice biometrics, smart home and MEMS microphones. We are actively engaged with an Android customer on the evaluation of our 28-nanometer voice biometrics technology. While still in the early stages of development, we are encouraged with our ongoing progress and continued customer interest. We remain enthusiastic about this emerging market as consumers increasingly utilize voice as an interface across a variety of applications, including mobile phones and smart home. The need for security, user identification, and a more natural interface with devices will help to improve the user experience and fuel broad-based consumer adoption. This past year, Cirrus Logic leveraged technology developed for mobile into products targeting smart home applications. We continue to engage numerous customers, both directly and through our reference designs, and expect new products to launch as we move throughout the year. It was also an important year for Cirrus Logic’s MEMS microphone business, as we broadened our product portfolio, began transitioning our supply chain to Taiwan and made significant improvements to our technology. We remain actively engaged with key customers and expect to continue to enhance our technology and increase capacity in FY19. As we move through the next year, the need for sophisticated processing to enable voice as an interface for connected devices is expected to be stronger than ever from OEMs across all of our served markets. We are in the early stages of the proliferation of this technology, as hand-held battery powered mobile products, plugged in connected devices in the home and everything in between have the potential to use voice as an interface. Cirrus Logic is well positioned to lead the market and support OEMs in deploying world class products with fantastic user experiences. We are already introducing components from our advanced R&D investments and are excited about the new complex analog and mixed-signal audio and voice-related IP we are developing for the next several generations of new consumer products. As an example, we recently sampled a purpose built ultra-low power voice processor smart codec targeting the mid-tier smartphone space to enable always-on access to digital assistants. We are also demonstrating to customers our latest four-microphone far-field processing solution to enable users at home to interact with and control smart home devices, such as speakers. As we look further out, we recognize that our business model requires a substantial investment in future R&D efforts, and we are actively engaged in adjacent domains that we believe will provide new opportunities beyond audio and voice as we leverage our mixed-signal and low power signal processing expertise. In conclusion, Cirrus Logic achieved numerous technological milestones in FY18 and we remain laser focused on execution, expanding our customer base and capitalizing on increasing demand for compelling audio and voice components. With a robust roadmap and diverse portfolio of components, we have products in various stages of development that address a wide range of customer requirements which we believe will add incremental content opportunities over the next several years. Summary and Guidance For the June quarter we expect the following results: • Revenue to range between $210 million and $250 million; • GAAP gross margin to be between 48 percent and 50 percent; and • Combined GAAP R&D and SG&A expenses to range between $133 million and $139 million, including approximately $13 million in share-based compensation expense and $13 million in amortization of acquired intangibles;

In summary, Cirrus Logic made meaningful progress in FY18 with numerous strategic initiatives that we believe position the company to return to growth in the coming years. Specifically, we expanded our portfolio of smart codecs and boosted amplifiers, moved into new applications with haptics and voice biometrics products and broadened our customer base. We believe these innovative products coupled with an extensive roadmap targeting mid-tier and flagship devices across the smartphone, digital headset and smart home markets will enable Cirrus Logic to help deliver a differentiated and consistent audio and voice experience and contribute to the company’s future success. Sincerely, Jason Rhode Thurman Case President and Chief Executive Officer Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367(Access Code: 9676759).

Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating profit, operating expenses, gross margins, tax expenses and tax expense impact on earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related share-based compensation information that is not currently available. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about future revenue growth and market opportunities; future new product introductions and expected customer product ramps over the coming quarters; our expectations for future content gains and new design wins at existing and new customers; expected additional investments in new product tape outs and increased MEMS capacity; our ability to manage relatively flat quarterly operating expenses for the remainder of fiscal year 2019; our forecasts for revenue and operating expenses in fiscal year 2019; our forecasts for year-over-year revenue growth during fiscal year 2020; effective tax rates for fiscal year 2019 and future years; our ability to achieve mid-20 percent operating profit in the longer term; and our forecasts for the first quarter of fiscal year 2019 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense, amortization of acquired intangibles and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the first quarter of fiscal year 2019 and fiscal year 2019, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; any changes in U.S. trade policy, including potential adoption and expansion of trade restrictions, higher tariffs, or cross border taxation by the U.S. government involving other countries, particularly China, that might impact overall customer demand for our products or affect our ability to manufacture and/or sell our products overseas; and the risk factors listed in our Form 10-K for the year ended March 25, 2017 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Summary financial data follows:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended	
	Mar. 31, 2018	Dec. 30, 2017	Mar. 25, 2017	Mar. 31, 2018	Mar. 25, 2017
	Q4'18	Q3'18	Q4'17	Q4'18	Q4'17
Portable audio products	$ 262,777	$ 438,650	$ 290,658	$ 1,363,876	$ 1,373,848
Non-portable audio and other products	40,396	44,091	37,206	168,310	165,092
Net sales	**303,173**	**482,741**	**327,864**	**1,532,186**	**1,538,940**
Cost of sales	150,543	247,653	163,585	771,470	781,125
Gross profit	**152,630**	**235,088**	**164,279**	**760,716**	**757,815**
Gross margin	**50.3%**	**48.7%**	**50.1%**	**49.6%**	**49.2%**
Research and development	95,556	96,978	77,972	366,444	303,658
Selling, general and administrative	36,307	34,604	31,752	131,811	127,265
Asset impairment	-	-	9,842	-	9,842
Total operating expenses	131,863	131,582	119,566	498,255	440,765
Income from operations	**20,767**	**103,506**	**44,713**	**262,461**	**317,050**
Interest income (expense), net	1,378	912	118	3,609	(1,924)
Other income (expense), net	(158)	322	82	(971)	(79)
Income before income taxes	**21,987**	**104,740**	**44,913**	**265,099**	**315,047**
Provision for income taxes	9,983	70,961	9,855	103,104	53,838
Net income	**$ 12,004**	**$ 33,779**	**$ 35,058**	**$ 161,995**	**$ 261,209**
Basic earnings per share:	$ 0.19	$ 0.53	$ 0.55	$ 2.55	$ 4.12
Diluted earnings per share:	$ 0.19	$ 0.52	$ 0.52	$ 2.46	$ 3.92
Weighted average number of shares:					
Basic	62,654	63,453	64,232	63,407	63,329
Diluted	64,572	65,557	67,062	65,951	66,561

Prepared in accordance with Generally Accepted Accounting Principles

13

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended	
	Mar. 31, 2018	Dec. 30, 2017	Mar. 25, 2017	Mar. 31, 2018	Mar. 25, 2017
Net Income Reconciliation	Q4'18	Q3'18	Q4'17	Q4'18	Q4'17
GAAP Net Income	$ 12,004	$ 33,779	$ 35,058	$ 161,995	$ 261,209
Amortization of acquisition intangibles	13,266	11,600	8,255	48,066	33,252
Stock based compensation expense	12,533	12,512	10,888	48,740	39,594
Acquisition-related items	(279)	-	-	(4,327)	(3,566)
Asset impairment	-	-	9,842	-	9,842
Adjustment to income taxes	(4,502)	46,273	(7,289)	27,254	(41,480)
Non-GAAP Net Income	$ 33,022	$ 104,164	$ 56,754	$ 281,728	$ 298,851
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	$ 0.19	$ 0.52	$ 0.52	$ 2.46	$ 3.92
Effect of Amortization of acquisition intangibles	0.21	0.18	0.13	0.73	0.50
Effect of Stock based compensation expense	0.19	0.19	0.16	0.74	0.59
Effect of Acquisition-related items	-	-	-	(0.07)	(0.05)
Effect of Asset impairment	-	-	0.15	-	0.15
Effect of Adjustment to income taxes	(0.08)	0.70	(0.11)	0.41	(0.62)
Non-GAAP Diluted earnings per share	$ 0.51	$ 1.59	$ 0.85	$ 4.27	$ 4.49
Operating Income Reconciliation					
GAAP Operating Income	$ 20,767	$ 103,506	$ 44,713	$ 262,461	$ 317,050
GAAP Operating Profit	*7%*	*21%*	*14%*	*17%*	*21%*
Amortization of acquisition intangibles	13,266	11,600	8,255	48,066	33,252
Stock compensation expense - COGS	422	386	324	1,474	1,071
Stock compensation expense - R&D	6,847	6,995	5,987	26,136	21,186
Stock compensation expense - SG&A	5,264	5,131	4,577	21,130	17,337
Acquisition-related items	(279)	-	-	(4,327)	(3,566)
Asset impairment	-	-	9,842	-	9,842
Non-GAAP Operating Income	$ 46,287	$ 127,618	$ 73,698	$ 354,940	$ 396,172
Non-GAAP Operating Profit	*15%*	*26%*	*22%*	*23%*	*26%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 131,863	$ 131,582	$ 119,566	$ 498,255	$ 440,765
Amortization of acquisition intangibles	(13,266)	(11,600)	(8,255)	(48,066)	(33,252)
Stock compensation expense - R&D	(6,847)	(6,995)	(5,987)	(26,136)	(21,186)
Stock compensation expense - SG&A	(5,264)	(5,131)	(4,577)	(21,130)	(17,337)
Acquisition-related items	279	-	-	4,327	3,566
Asset impairment	-	-	(9,842)	-	(9,842)
Non-GAAP Operating Expenses	$ 106,765	$ 107,856	$ 90,905	$ 407,250	$ 362,714
Gross Margin/Profit Reconciliation					
GAAP Gross Profit	$ 152,630	$ 235,088	$ 164,279	$ 760,716	$ 757,815
GAAP Gross Margin	*50.3%*	*48.7%*	*50.1%*	*49.6%*	*49.2%*
Stock compensation expense - COGS	422	386	324	1,474	1,071
Non-GAAP Gross Profit	$ 153,052	$ 235,474	$ 164,603	$ 762,190	$ 758,886
Non-GAAP Gross Margin	*50.5%*	*48.8%*	*50.2%*	*49.7%*	*49.3%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense	$ 9,983	$ 70,961	$ 9,855	$ 103,104	$ 53,838
GAAP Effective Tax Rate	*45.4%*	*67.7%*	*21.9%*	*38.9%*	*17.1%*
Adjustments to income taxes	4,502	(46,273)	7,289	(27,254)	41,480
Non-GAAP Tax Expense	$ 14,485	$ 24,688	$ 17,144	$ 75,850	$ 95,318
Non-GAAP Effective Tax Rate	*30.5%*	*19.2%*	*23.2%*	*21.2%*	*24.2%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense	$ 0.15	$ 1.08	$ 0.15	$ 1.56	$ 0.81
Adjustments to income taxes	0.08	(0.70)	0.11	(0.41)	0.62
Non-GAAP Tax Expense	$ 0.23	$ 0.38	$ 0.26	$ 1.15	$ 1.43

14

Mar. 31, Dec. 30, Mar. 25, 2018 2017 2017 ASSETS Current assets Cash and cash equivalents $ 235,604 $ 226,640 $ 351,166 Marketable securities 26,397 12,822 99,813 Accounts receivable, net 100,801 217,619 119,974 Inventories 205,760 192,967 167,895 Other current assets 45,112 29,445 37,080 Total current Assets 613,674 679,493 775,928 Long-term marketable securities 172,499 173,717 - Property and equipment, net 191,154 187,143 168,139 Intangibles, net 111,547 126,183 135,188 Goodwill 288,718 288,481 286,767 Deferred tax asset 14,716 16,467 32,841 Other assets 37,809 21,841 14,607 Total assets $ 1,430,117 $ 1,493,325 $ 1,413,470 LIABILITIES AND STOCKHOLDERS' EQUITY Current  liabilities Accounts payable $ 69,850 $ 116,274 $ 73,811 Accrued salaries and benefits 35,721 29,543 40,190 Other accrued liabilities 34,638 29,903 30,074 Total current liabilities 140,209 175,720 144,075 Long-term debt - - 60,000 Other long-term liabilities 128,180 106,239 57,703 Stockholders' equity: Capital stock 1,312,434 1,301,800 1,259,279 Accumulated deficit (139,345) (92,402) (107,014) Accumulated other comprehensive income (loss) (11,361) 1,968 (573) Total stockholders' equity 1,161,728 1,211,366 1,151,692 Total liabilities and stockholders' equity $ 1,430,117 $ 1,493,325 $ 1,413,470 CONSOLIDATED CONDENSED BALANCE SHEET unaudited; in thousands Prepared in accordance with Generally Accepted Accounting Principles